Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports Second Quarter 2017 Results

JOHANNESBURG, February 9, 2017 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for Q2 2017.

•	Q2 2017 Revenue of $151.4 million, an increase of 1%;
•	Q2 2017 Fundamental net income of $22.7 million, an increase of 15%; and
•	Q2 2017 FEPS of $0.43, an increase of 2%, which includes a 12% adverse impact related to higher share count.

Summary Financial Metrics

	Three months ended December 31,
			% change		% change
	2016	2015	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	151,433	150,281	1%		(0%	)
GAAP net income	18,641	16,658	12%		11%
Fundamental net income (1)	22,648	19,619	15%		14%
GAAP earnings per share ($)	0.35	0.35	0%		(1%	)
Fundamental earnings per share ($) (1)	0.43	0.42	2%		2%
Fully-diluted shares outstanding (‘000’s)	52,643	47,400	12%
Average period USD/ ZAR exchange rate	13.94	14.12	(1%	)

	Six months ended December 31,
			% change		% change
	2016	2015	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	307,066	304,754	1%		5%
GAAP net income	43,273	39,678	9%		13%
Fundamental net income (1)	48,392	46,031	5%		9%
GAAP earnings per share ($)	0.81	0.84	(4%	)	0%
Fundamental earnings per share ($) (1)	0.91	0.98	(7%	)	(3%	)
Fully-diluted shares outstanding (‘000’s)	53,282	47,394	12%		12%
Average period USD/ ZAR exchange rate	14.03	13.49	4%

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q2 2017 and Q2 2016 results

•

Growth in lending and insurance businesses: We continued to experience volume growth and operating efficiencies in our lending and insurance businesses during Q2 2017, which has resulted in an improved contribution to our financial inclusion revenue and operating income. The growth in our lending book during December 2015 resulted in a substantial increase in the allowance for doubtful finance loans receivable during Q2 2016, in accordance with our policy of providing for doubtful finance loans receivable at the time that a loan is originated;

•

Ongoing contributions from EasyPay Everywhere: Growth in EPE revenue and operating income was driven primarily by ongoing adoption of our EPE offering as we further expanded our customer base utilizing our ATM infrastructure;

•	Masterpayment expansion costs: Masterpayment has incurred additional employment costs as it grows its staff complement to execute its expansion plan into new markets;
•

Impact of changes in specific regulations in South Korea governing fees charged on card transactions: The new regulations governing the fees that may be charged on card transactions have adversely impacted our revenues and operating income in South Korea;

•

Further refund related to industry-wide litigation in South Korea: Our results were positively impacted by a refund of $0.8 million that had been paid several years ago in connection with industry-wide litigation that has now been finalized;

•

Lower prepaid sales resulting from improved security features to our Manje products: The introduction of our new biometric-linking feature was implemented this quarter and adversely impacted the number of transacting users purchasing prepaid products through our mobile channel;

•	Higher transaction-related costs in fiscal 2017: We incurred $1.2 million in transaction-related costs pertaining to various acquisition and investment initiatives pursued during Q2 2017; and

•

Tax impact of dividends from South African subsidiary in fiscal 2016: Our income tax expense for Q2 2016 includes approximately $2.4 million related to the tax impact, including withholding taxes, resulting from distributions from our South African subsidiary during October 2015, which helped reduce the impact of a weakened ZAR on our reported cash balances. The conversion of a significant portion of our ZAR cash reserves to USD negatively impacted our interest income in fiscal 2016 due the material difference between ZAR and USD deposit rates.

“During the first half of fiscal 2017, we made demonstrable progress towards building a long-term, sustainable growth business with reduced customer, currency, and political risks,” said Serge Belamant, Chairman and CEO of Net1. “In South Africa, while we will continue to provide unwavering support to government and its citizens, our internal reorganization and investments with the likes of Blue Label, should significantly expand our addressable market, and create new business models that in turn we can deploy in other emerging markets. Internationally, we have been putting the pieces of the puzzle together so that we can own the value chain and thus maximize our returns. Our recent investment in Bank Frick plugs the last significant hole in our portfolio, and thus will allow us to facilitate new revenue generating opportunities in Europe, Africa and Asia,” he concluded.

“There continues to remain a number of variables that will have an impact on our fiscal 2017 results,” said Herman Kotze, Chief Financial Officer of Net1. “These include the status of our SASSA contract and the financial impact of the Blue Label transaction when completed, including the impact of its own acquisition of 45% of Cell C. We currently anticipate our fundamental earnings per share for fiscal 2017 to be at least $1.69. In formulating our guidance, we continue to assume that our existing contract with SASSA remains in effect for the full year on the existing terms and conditions, a constant currency base of ZAR 14.38/ $1, a revised share count of 54.5 million shares based on the delay in sale of 5 million shares, and a tax rate between 33%-35%,” he concluded.

Recent Developments

SASSA contract

Our contract with SASSA ends on March 31, 2017. In April 2014, the South African Constitutional Court declared the contract constitutionally invalid due to certain administrative irregularities by SASSA during its tender process. The Constitutional Court suspended the invalidity of our contract until SASSA awarded a new five-year contract under a fresh tender process. The Constitutional Court further ruled that if SASSA did not award a new contract, the declaration of invalidity would be further suspended until our contract expired on March 31, 2017, and SASSA was required to report to the Constitutional Court if and when it would be in a position to assume the grant distribution service. SASSA commenced a fresh tender process during 2015 but did not award a new contract as the three responses received were determined to be non-compliant. We did not participate in the 2015 tender process.

At a Parliamentary briefing session on February 1, 2017, SASSA informed the meeting that it will not be ready to assume the payment function on April 1, 2017. SASSA expressed its intention to approach the Constitutional Court to obtain permission to extend our contract.

On February 9, 2017 we received a letter from SASSA stating: “After much deliberation and following due process the South African Social Security Agency (SASSA) is now in a position to formally express its intentions to hold an exploratory meeting with Cash Paymaster Services (Pty) Ltd (CPS) on probabilities to assist in the transition of SASSA operations (while ensuring grant payment continuity) towards a new service model that must be subject to a regular procurement process.

Based on the above stated fact, SASSA requires a principle confirmation from CPS that it is amenable to agree to the proposed meeting to explore the possibilities to avail the company’s services as an interim arrangement regarding the payment of social grants for the period extending from 31 March 2017.”

We have formally responded to SASSA indicating our willingness to convene an urgent meeting as requested. It is not clear if our contract could be extended under the Public Finance Management Act or if a new transition contract would be required. We cannot predict when or if SASSA will approach the Constitutional Court, what the outcome of such approach would be, or what the terms and conditions of any agreement between SASSA and us would be. We are fully aware of the critical nature of the services we provide to millions of South Africans and the need for uninterrupted service delivery and we remain committed to assist our social grant recipients, SASSA and the South African government within the ambit of all the relevant laws and regulations.

Results of Operations by Segment and Liquidity

Our operating metrics will be updated and posted on our website (www.net1.com).

South African transaction processing

Segment revenue was $60.0 million in Q2 2017, up 13% compared with Q2 2016 in USD, and up 12% on a constant currency basis. In ZAR, the increase in segment revenue and operating income was primarily due to higher EPE transaction revenue as a result of increased usage of our ATMs, increased inter-segment transaction processing activities, and a modest increase in the number of social welfare grants distributed. Our operating income margin for Q2 2017 and 2016 was 26% and 23%, respectively. Our fiscal 2017 margin includes higher EPE revenue as a result of increased ATM transactions, an increase in inter-segment transaction processing activities, an increase in the number of beneficiaries paid in Q2 2017, which was partially offset by annual salary increases granted to our South African employees.

International transaction processing

South Korean regulators have recently introduced specific regulations governing the fees that may be charged on card transactions, as is the case in most other developed economies. These regulations have a direct impact on card issuers in South Korea and consistent with global practices, card issuers have renegotiated their fees with South Korean VAN companies, including KSNET, which has had an adverse impact on KSNET’s financial performance.

Segment revenue was $44.0 million in Q2 2017, up 8% compared with Q2 2016 in USD, and up 6% on a constant currency basis. Segment revenue increased during Q2 2017, primarily due to the inclusion of T24 and Masterpayment; however, this growth was partially offset by a lower contribution from KSNET due to the regulatory changes described above. Operating income during Q2 2017 was lower due a decrease in revenue and an increase in depreciation expenses at KSNET, losses incurred by Masterpayment as it grows its staff complement to execute its expansion plan into new markets, and ongoing ZAZOO start-up costs in the UK and India, which was partially offset by a positive contribution by T24 and the $0.8 million refund that had been paid several years ago in connection with industry-wide litigation that has now been finalized. Operating income margin for Q2 2017 and 2016 was 9% and 10%, respectively.

Financial inclusion and applied technologies

Segment revenue was $59.3 million in Q2 2017, down 10% compared with Q2 2016 in USD and down 11% on a constant currency basis. In ZAR, Financial inclusion and applied technologies revenue decreased primarily due to the introduction of our new biometric linking feature for prepaid airtime and other value added services, which adversely impacted sales, as well as fewer ad-hoc terminal sales, partially offset by increased volumes in our lending and insurance businesses, an increase in inter-segment revenues and higher card sales. Operating income margin for the Financial inclusion and applied technologies segment was 24% and 21% during Q2 2017 and 2016, respectively, and has increased primarily due to improved revenues from our lending and insurance businesses and an increase in inter-segment revenues and fewer low margin prepaid product sales, offset by fewer ad hoc terminal and annual salary increases granted to our South African employees.

Corporate/eliminations

Our corporate expenses have increased primarily due to higher transaction-related expenditures, higher amortization costs and modest increases in U.S. dollar denominated goods and services purchased from third parties and directors’ fees.

Cash flow and liquidity

At December 31, 2016, our cash, cash equivalents and restricted cash were $198.9 million, and includes the $43.7 of restricted cash. The decrease in our cash balances from June 30, 2016, was primarily due to repurchase of shares of our common stock; unscheduled repayments of our Korean debt; payment of taxes; the investment in MobiKwik, C4U and Pros Software; a loan to Finbond and capital expenditures, which was partially offset by the expansion of most of our core businesses.

Excluding the impact of interest received, interest paid under our Korean debt and taxes, the increase in cash from operating activities resulted from improved trading activity during fiscal 2017. Capital expenditures for Q2 2017 and 2016 were $3.1 million and $9.9 million, respectively, and have decreased primarily due to the acquisition of fewer payment processing terminals in South Korea. We provided a $10.0 million loan to Finbond and paid approximately $4.6 million, net of cash received, related to two acquisitions. We also made a $1.8 million unscheduled repayment of our Korean debt and paid a guarantee fee of $1.1 million related to the guarantee issued by RMB.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of Korean debt facility fees and US government investigations-related and US lawsuit expenses as well as, in fiscal 2017, a refund (net of taxes) related to Korean industry-wide litigation that has now been finalized and costs related to transactions and acquisition consummated or ultimately not pursued. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the (profit) loss on sale of property, plant and equipment. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review Q2 2017 results on February 10, 2017, at 8:00 Eastern Time. To participate in the call, dial 1-855-481-5362 (US and Canada), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through March 5, 2017.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Six months ended
	December 31,		December 31,
	2016	2015	2016	2015
	(In thousands, except per share data)		(In thousands, except per share data)
REVENUE	$151,433 $	150,281	$307,066 $	304,754

EXPENSE

Cost of goods sold, IT processing, servicing and support	73,518	78,668	148,298	156,050

Selling, general and administration	41,703	36,248	80,171	72,009

Depreciation and amortization	10,623	10,586	20,827	20,701

OPERATING INCOME	25,589	24,779	57,770	55,994

INTEREST INCOME	5,061	3,664	9,365	7,939

INTEREST EXPENSE	510	1,054	1,306	2,028

INCOME BEFORE INCOME TAX EXPENSE	30,140	27,389	65,829	61,905

INCOME TAX EXPENSE	10,984	10,593	22,087	21,490

NET INCOME BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	19,156	16,796	43,742	40,415

EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	74	388	733	576

NET INCOME	19,230	17,184	44,475	40,991

LESS NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	589	526	1,202	1,313

NET INCOME ATTRIBUTABLE TO NET1	$18,641	$16,658	$43,273	$39,678

Net income per share, in U.S. dollars
Basic earnings attributable to Net1 shareholders	$0.35	$0.35	$0.81	$0.84
Diluted earnings attributable to Net1 shareholders	$0.35	$0.35	$0.81	$0.84

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	Unaudited	(A)
	December 31,	June 30,
	2016	2016
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash ,cash equivalents and restricted cash	$198,891	$223,644
Pre-funded social welfare grants receivable	3,915	1,580
Accounts receivable, net of allowances of – December: $3,124; June: $1,669	102,499	107,805
Finance loans receivable, net of allowances of – December: $4,203; June: $4,494	36,721	37,009
Inventory	14,063	10,004
Deferred income taxes	6,696	6,956
Total current assets before settlement assets	362,785	386,998
Settlement assets	333,242	536,725
Total current assets	696,027	923,723
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of –
December: $112,475; June: $99,969	45,876	54,977
EQUITY-ACCOUNTED INVESTMENTS	36,278	25,645
GOODWILL	180,686	179,478
INTANGIBLE ASSETS, net	44,339	48,556
OTHER LONG-TERM ASSETS, including reinsurance assets	39,072	31,121
TOTAL ASSETS	1,042,278	1,263,500

LIABILITIES
CURRENT LIABILITIES
Short-term credit facilities	-	-
Accounts payable	10,649	14,097
Other payables	41,180	37,479
Current portion of long-term borrowings	8,288	8,675
Income taxes payable	4,426	5,235
Total current liabilities before settlement obligations	64,543	65,486
Settlement obligations	333,242	536,725
Total current liabilities	397,785	602,211
DEFERRED INCOME TAXES	11,139	12,559
LONG-TERM BORROWINGS	14,872	43,134
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	2,181	2,376
TOTAL LIABILITIES	425,977	660,280
COMMITMENTS AND CONTINGENCIES
EQUITY
COMMON STOCK Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - December: 52,521,345; June: 55,271,954	74	74
PREFERRED STOCK Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: December: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	223,272	223,978
TREASURY SHARES, AT COST: December: 23,621,541; June: 20,483,932	(273,238)	(241,627)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(188,643)	(189,700)
RETAINED EARNINGS	743,595	700,322
TOTAL NET1 EQUITY	505,060	493,047
REDEEMABLE COMMON STOCK	107,672	107,672
NON-CONTROLLING INTEREST	3,569	2,501
TOTAL EQUITY	616,301	603,220

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,042,278	$1,263,500

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Six months ended
	December 31,		December 31,
	2016	2015	2016	2015
	(In thousands)		(In thousands)
Cash flows from operating activities
Net income	$19,230	$17,184	$44,475	$40,991
Depreciation and amortization	10,623	10,586	20,827	20,701
Earnings from equity-accounted investments	(74)	(388)	(733)	(576)
Fair value adjustments	72	1,567	(11)	3,000
Interest payable	(23)	645	9	1,354
(Profit) Loss on disposal of property, plant and equipment	(539)	11	(473)	(84)
Stock-based compensation charge (reversal), net	635	965	(689)	1,691
Facility fee amortized	31	35	67	69
Dividends received from equity accounted investments	-	-	370	-
Decrease (Increase) in accounts receivable, pre- funded social welfare grants receivable and finance loans receivable	6,585	(13,847)	14,351	(31,125)
(Increase) Decrease in inventory	(3,481)	776	(3,585)	(155)
Decrease in accounts payable and other payables	(5,940)	(5,418)	(2,900)	(2,046)
Decrease in taxes payable	(11,815)	(8,859)	(859)	(1,035)
Increase (Decrease) in deferred taxes	386	789	(1,246)	(637)
Net cash provided by operating activities	15,690	4,046	69,603	32,148
Cash flows from investing activities
Capital expenditures	(3,126)	(9,947)	(6,549)	(20,645)
Proceeds from disposal of property, plant and equipment	945	269	1,014	617
Investment in MobiKwik	-	-	(15,347)	-
Loans to equity accounted investments	(10,044)	-	(10,044)	-
Acquisitions, net of cash acquired	(4,651)	-	(4,651)	-
Net change in settlement assets	258,166	303,810	220,772	282,227
Net cash provided by investing activities	241,290	294,132	185,195	262,199
Cash flows from financing activities
Acquisition of treasury stock	-	(11,186)	(32,081)	(11,186)
Repayment of long-term borrowings	(1,824)	-	(28,493)	-
Guarantee fee paid	(1,145)	-	(1,145)	-
Dividends paid to non-controlling interest	(58)	-	(613)	-
Long-term borrowings utilized	-	711	247	1,431
Proceeds from issue of common stock	-	-	-	3,762
Net change in settlement obligations	(258,166)	(303,810)	(220,772)	(282,227)
Net cash used in financing activities	(261,193)	(314,285)	(282,857)	(288,220)
Effect of exchange rate changes on cash	(2,225)	(8,086)	3,306	(22,293)
Net decrease in cash, cash equivalents and restricted cash	(6,438)	(24,193)	(24,753)	(16,166)
Cash, cash equivalents and restricted cash – beginning of period	205,329	125,610	223,644	117,583
Cash, cash equivalents and restricted cash – end of period	$198,891	$101,417	$198,891	$101,417

(A) - Net change in settlement assets and net change in settlement assets included in the unaudited condensed consolidated statement of cash flows for each of the three and six months ended December 31, 2015, have been increased by $39.4 million as a result of the restatement described in Note 2—Significant accounting policies—settlement assets and settlement obligations to the Company’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended June 30, 2016.

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended December 31, 2016 and 2015 and September 30, 2016

								Change – constant
				Change - actual				exchange rate(1)
				Q2 ‘17		Q2 ‘17		Q2 ‘17		Q2 ‘17
				vs		vs		vs		vs
Key segmental data, in $ ’000,	Q2 ‘17	Q2 ‘16	Q1 ‘17	Q2‘16		Q1 ‘17		Q2‘16		Q1 ‘17
Revenue:
South African transaction processing	$59,862	$52,764	$57,568	13%		4%		12%		3%
International transaction processing	44,000	40,836	46,190	8%		(5%	)	6%		(6%	)
Financial inclusion and applied technologies	59,258	65,686	63,542	(10%	)	(7%	)	(11%	)	(8%	)
Subtotal: Operating segments	163,120	159,286	167,300	2%		(2%	)	1%		(4%	)
Intersegment eliminations	(11,687)	(9,005)	(11,667)	30%		0%		28%		(1%	)
Consolidated revenue	$151,433	$150,281	$155,633	1%		(3%	)	(0%	)	(4%	)

Operating income (loss):
South African transaction processing	$15,372	$12,080	$13,548	27%		13%		26%		12%
International transaction processing	3,904	4,240	5,817	(8%	)	(33%	)	(9%	)	(34%	)
Financial inclusion and applied technologies	14,107	13,519	15,183	4%		(7%	)	3%		(8%	)
Subtotal: Operating segments	33,383	29,839	34,548	12%		(3%	)	10%		(4%	)
Corporate/Eliminations	(7,794)	(5,060)	(2,367)	54%		229%		52%		226%
Consolidated operating income	$25,589	$24,779	$32,181	3%		(20%	)	2%		(21%	)

Operating income margin (%)
South African transaction processing	26%	23%	24%
International transaction processing	9%	10%	13%
Financial inclusion and applied technologies	24%	21%	24%
Consolidated operating margin	17%	16%	21%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the second quarter of fiscal 2017 also prevailed during the second quarter of fiscal 2016 and the first quarter of fiscal 2017.

Six months ended December 31, 2016 and 2015

					Change –
					constant
			Change -		exchange
			actual		rate(1)
			F2017		F2017
			vs		vs
Key segmental data, in ’000, except margins	F2017	F2016	F2016		F2016
Revenue:
South African transaction processing	$117,430	108,403	8%		13%
International transaction processing	90,190	82,065	10%		14%
Financial inclusion and applied technologies	122,800	133,046	(8%	)	(4%	)
Subtotal: Operating segments	330,420	323,514	2%		6%
Intersegment eliminations	(23,354)	(18,760)	24%		29%
Consolidated revenue	$307,066	304,754	1%		5%

Operating income:
South African transaction processing	$28,920	25,591	13%		18%
International transaction processing	9,721	10,783	(10%	)	(6%	)
Financial inclusion and applied technologies	29,290	30,073	(3%	)	1%
Subtotal: Operating segments	67,931	66,447	2%		6%
Corporate/Eliminations	(10,161)	(10,453)	(3%	)	1%
Consolidated operating income	$57,770	55,994	3%		7%

Operating income margin (%)
South African transaction processing	25%	24%
International transaction processing	11%	13%
Financial inclusion and applied technologies	24%	23%
Overall operating margin	19%	18%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first half of fiscal 2017 also prevailed during the first half of fiscal 2016.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended December 31, 2016 and 2015

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2016	2015	2016	2015	2016	2015	2016	2015

GAAP	18,641	16,658	0.35	0.35	259,920	235,204	4.95	5.00

Intangible asset amortization, net .	2,709	1,952			37,764	27,572
Stock-based compensation (reversal) charge	635	965			8,854	13,625
Transaction costs	1,246	-			17,373	-
Refund related to litigation finalized in Korea, net	(643)	-			(8,966)	-
Facility fees for Korean debt	31	35			432	494
US government investigations- related and US lawsuit expenses	29	9			404	127
Fundamental	22,648	19,619	0.43	0.42	315,781	277,022	6.01	5.88

Six months ended December 31, 2016 and 2015

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2016	2015	2016	2015	2016	2015	2016	2015

GAAP	43,273	39,678	0.81	0.84	607,084	535,281	11.42	11.39

Intangible asset amortization, net .	4,867	4,460			68,256	60,164
Stock-based compensation (reversal) charge	(689)	1,691			(9,666)	22,813
Transaction costs	1,488	-			20,875	-
Refund related to litigation
finalized in Korea, net	(643)	-			(9,021)	-
Facility fees for Korean debt	67	69			940	931
US government investigations- related and US lawsuit expenses	29	133			407	1,794
Fundamental	48,392	46,031	0.91	0.98	678,875	620,983	12.77	13.21

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended December 31, 2016 and 2015

	2016	2015

Net income (USD’000)	18,641	16,658
Adjustments:
(Profit) Loss on sale of property, plant and equipment	(539)	11
Tax effects on above	151	(3)

Net income used to calculate headline earnings (USD’000)	18,253	16,666
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	52,521	47,086
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	52,643	47,400
Headline earnings per share:
Basic, in USD	0.35	0.35
Diluted, in USD	0.35	0.35

Six months ended December 31, 2016 and 2015

	2016	2015

Net income (USD’000)	43,273	39,678
Adjustments:
Profit on sale of property, plant and equipment	(473)	(84)
Tax effects on above	132	24

Net income used to calculate headline earnings (USD’000)	42,932	39,618
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	53,176	47,007
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	53,282	47,394
Headline earnings per share:
Basic, in USD	0.81	0.84
Diluted, in USD	0.81	0.84

Calculation of the denominator for headline diluted earnings per share

	Q2 ‘17	Q2 ‘16	F2017	F2016

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	52,521	47,086	53,176	47,007
Effect of dilutive securities under GAAP	122	314	106	387
Denominator for headline diluted earnings per share	52,643	47,400	53,282	47,394

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.